UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

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Powell Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POWELL INDUSTRIES, INC.

8550 Mosley Road

Houston, Texas 77075

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held February 29, 2012

To the Stockholders of Powell Industries, Inc.:

Notice is hereby given that the Annual Meeting of the Stockholders of Powell Industries, Inc., a Delaware corporation (the “Company”), will be held at the offices of the Company at 8550 Mosley Road, in Houston, Texas on Wednesday, February 29, 2012 at 11:00 a.m., Houston time, for the following purposes:

1.	To elect four (4) members of the Company’s Board of Directors, with terms to expire in 2015;

2.	To hold a stockholder advisory vote on the compensation of executives; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The stock transfer books will not be closed. Stockholders of record as of the close of business on January 4, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof, notwithstanding any transfer of stock on the books of the Company after such record date.

You are cordially invited to attend the meeting in person. YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND TO RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

By Order of the Board of Directors

/s/ Thomas W. Powell
Thomas W. Powell
Chairman of the Board

Houston, Texas

January 11, 2012

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to

be Held on February 29, 2012

This Notice, Proxy Statement, Form of Proxy And Annual Report Are Available At:

http://investor.shareholder.com/powell/annual-proxy.cfm

POWELL INDUSTRIES, INC.

8550 Mosley Road

Houston, Texas 77075

PROXY STATEMENT

January 11, 2012

Annual Meeting of Stockholders

February 29, 2012

SOLICITATION AND VOTING RIGHTS

The accompanying proxy is solicited by the Board of Directors of Powell Industries, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held on Wednesday, February 29, 2012 at 11:00 a.m., Houston time, at the principal executive offices of the Company at 8550 Mosley Road, in Houston, Texas 77075, or at any adjournment thereof.

This Proxy Statement, proxy and the accompanying Notice of Annual Meeting, Annual Report to Stockholders and Form 10-K for year ended September 30, 2011, including consolidated financial statements, will be mailed to stockholders on or about January 11, 2012. The Board of Directors of the Company has fixed January 4, 2012, as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. As of January 4, 2012, there were 11,766,981 shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), outstanding. Each holder of Common Stock will be entitled to one vote for each share owned, except as noted below.

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the meeting. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. When brokers complete proxy forms, they generally vote on those matters as to which they are entitled to vote. On those matters as to which brokers are not entitled to vote without instructions from their customers and have not received such instructions, brokers generally indicate on their proxies that they lack voting authority as to those matters. As to those matters, such indications are called “broker non-votes.”

The vote of a plurality of the shares entitled to vote and represented at a meeting at which a quorum is present is required for the election of directors. The persons receiving the greatest number of votes cast at the meeting to fill the directorships with terms to expire in 2015 will be elected as directors of the Company, class of 2015. Thus, abstentions and broker non-votes will have no effect on the election of directors. As to the say-on-pay proposal, the vote of a majority of the shares entitled to vote and represented at a meeting at which a quorum is present is required. As to any other matters which may come before the meeting, broker non-votes will have the effect of negative votes as to any such other matters for which the broker is entitled to vote and no effect on those matters for which the broker is not entitled to vote. The holders of shares represented by proxies reflecting abstentions or broker non-votes will not be considered present at the meeting and thus will not count toward a quorum.

The shares represented by each valid proxy received by the Company on the form solicited by the Board of Directors will be voted in accordance with instructions specified on the proxy. A stockholder giving a duly executed proxy may revoke it before it is exercised by filing with or transmitting to the Secretary of the Company an instrument or transmission revoking it, or a duly executed proxy bearing a later date.

In addition to the solicitation of proxies by use of this Proxy Statement, directors, officers and employees of the Company may solicit the return of proxies by mail, personal interview, telephone or the Internet. Officers and employees of the Company will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the stock registered in their names, to forward solicitation materials to the beneficial owners of such stock.

All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the annual meeting of stockholders, the Company is required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of Common Stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.    If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact the Company by mail at 8550 Mosley Road, Houston, Texas 77075 or by telephone at (713) 947-4422.

Beneficial Stockholders.    If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other stockholders of the Company who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies.    If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify the Company or your nominee, as applicable, and the Company or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact the Company by mail at 8550 Mosley Road, Houston, Texas 77075 or by telephone at (713) 947-4422.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The terms of four directors are scheduled to expire at the 2012 Annual Meeting or until their successors are duly elected and qualified under the Company’s bylaws. The terms of the remaining directors continue after the Annual Meeting. The Nominating and Governance Committee has nominated James F. Clark, Scott E. Rozzell, Stephen W. Seale, Jr. and Robert C. Tranchon for election as directors with terms scheduled to expire in fiscal

2015 or until their successors are duly elected and qualified. Messrs. Clark, Rozzell, Seale and Tranchon currently serve as directors of the Company with terms scheduled to expire at the 2012 annual meeting or until their successors are duly elected and qualified. Although the Board of Directors does not contemplate that any nominee will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment for a substitute nominee.

PROPOSAL NO. 2

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

The Board of Directors is providing the stockholders with the opportunity to endorse or not endorse the Company’s executive compensation (commonly known as “say-on-pay”) through consideration of the following non-binding advisory resolution:

“Resolved, that the stockholders approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement.”

Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will consider the outcome of the vote when making decisions regarding future executive compensation arrangements.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends a vote FOR the advisory approval of the Company’s executive compensation. Unless otherwise indicated on your proxy, your shares will be voted FOR the advisory approval of the Company’s executive compensation.

BOARD OF DIRECTORS

The following table sets forth for each nominee and for each director whose term of office continues after the Annual Meeting, his name, age, principal occupation and employment for the past five years, offices held with the Company, the date he first became a director, and the date of expiration of his current term as director.

Name	Age	Principal Occupation for Past Five Years(1)	Offices Held With Company	Director Since	Term Expires
James F. Clark	65	Vice President, Square D Corporation from 1989 until his retirement in December 2000	Director	2001	2012
Scott E. Rozzell	62	Executive Vice President & General Counsel of CenterPoint Energy since 2001.	Director(2)	2011	2012
Stephen W. Seale, Jr.	72	Consultant, Professional Engineer	Director	1985	2012
Robert C. Tranchon	71	President and CEO, Reveille Technology from 1995 until his retirement in 2009; President, Chief Executive Officer, and Director of Ansaldo Ross Hill from 1997 to 2000	Director	2000	2012
Joseph L. Becherer	69	Senior Vice President, Eaton Corporation from September 1995 until his retirement in October 1997	Director	1997	2013
Thomas W. Powell	71	Chairman of the Board since 1984; President and Chief Executive Officer of the Company from 1984 through September 30, 2008 and since September 14, 2011	Director, Chairman of the Board, President and Chief Executive Officer (3)	1984	2013
Eugene L. Butler	70	Director and CFO, Deep Down, Inc. since June 2007; Managing Director, CapSource Financial from 2005 to 2007; Chairman of the Board, Intercoastal Terminal from 1991 to 2005	Director	1990	2014

Name	Age	Principal Occupation for Past Five Years(1)	Offices Held With Company	Director Since	Term Expires
Christopher E. Cragg	50	Senior Vice President — Operations, Oil States International, Inc. since 2006; VP — Tubular, 2001-2006; President, Sooner Pipe, 2003-2006; Vice Chairman, Petroleum Equipment Suppliers Assoc.	Director	2008	2014
Bonnie V. Hancock	50	Executive Director of the Enterprise Risk Management Initiative and Lecturer at the College of Management at North Carolina State University since 2005; President of Progress Fuels, a Progress Energy subsidiary from 2002 to 2005	Director	2010	2014

(1)	None of the corporations listed (other than the Company) is an affiliate of the Company.

(2)	Mr. Rozzell was appointed to the Board of Directors effective September 13, 2011.

(3)

Mr. Powell also served as Chief Executive Officer of the Company until his retirement on September 30, 2008 at which time Mr. McDonald succeeded Mr. Powell as President and Chief Executive Officer of the Company. Upon Mr. McDonald’s resignation, effective September 14, 2011, Mr. Powell was appointed President and Chief Executive Officer until the Board appoints an outside party to assume these positions.

Board Structure, Committee Composition and Meetings

As of the date of this Proxy Statement, the Board of Directors (“Board”) was comprised of nine members, divided into three classes.

The Board is comprised of a majority of independent directors. The Board has determined that Ms. Bonnie V. Hancock and Messrs. Joseph L. Becherer, Eugene L. Butler, James F. Clark, Christopher E. Cragg, Scott E. Rozzell, Stephen W. Seale, Jr., and Robert C. Tranchon are “Independent Directors” as such term is defined by Listing Rule 5605(a)(2) of The NASDAQ Stock Market, and that the current members of the audit committee are also independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, or the Exchange Act. The Board based its determinations of independence primarily on a review of the responses the directors provided to questions regarding employment and compensation history, affiliations and family and other relationships.

Five meetings of the Board were held during the year ended September 30, 2011. No incumbent director attended fewer than seventy-five percent (75%) of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board during the period that such director served on such committees.

It is the Company’s policy that directors attend the Annual Meeting of Stockholders. At the Annual Meeting of Stockholders on February 23, 2011, all of the Company’s directors at that date were present. Stockholders may communicate with directors of the Company by writing to them at the Company’s headquarters. Communications addressed to the Board of Directors will be reviewed by the Secretary of the Company and directed to the members of the Board for their consideration.

Committees, Memberships and Meetings

The Board has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Board may also establish other committees from time to time as necessary to facilitate the management of the business and affairs of the Company and to comply with the corporate governance rules of The NASDAQ Stock Market.

Audit Committee

The Audit Committee assists the Board in overseeing matters relating to the Company’s accounting and financial reporting practices, the adequacy of its internal controls and the quality and integrity of its financial statements. It is the Board’s agent in overseeing the integrity of financial reports of the Company and its subsidiaries, and the adequacy of disclosures to stockholders. The Audit Committee is the focal point for communication between other directors, the Company’s independent registered public accounting firm, internal auditors and management as their duties relate to financial accounting, reporting, and controls. The Audit Committee Charter does not permit the Audit Committee to delegate its authority. The Audit Committee held five meetings during the year ended September 30, 2011. All meetings of the Audit Committee were separate and apart from meetings of the full Board of Directors during fiscal 2011.

The Audit Committee is comprised of Eugene L. Butler, Christopher E. Cragg, Stephen W. Seale, Jr. and Robert C. Tranchon. The Board of Directors has determined that each of Messrs. Butler and Cragg qualify as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K promulgated under the Exchange Act, and that each is an independent director. A copy of the Audit Committee Charter is available on the Company’s web site, www.powellind.com, under the section entitled “Investor Relations.”

Compensation Committee

The Compensation Committee provides oversight on behalf of the full Board on development and administration of the Company’s executive compensation program and each benefit plan in which officers and directors are eligible to participate. The Compensation Committee regularly reviews the Company’s compensation practices, including the methodologies for setting the total compensation for senior management and officers. The Compensation Committee makes recommendations to the Board for compensation paid to the Chief Executive Officer and for director compensation. The Compensation Committee also strives to make the Company’s compensation competitive by comparing the Company’s practices and compensation levels against the results of surveys of related-industry companies. The Compensation Committee has the flexibility to exercise its independent judgment when establishing compensation policies, especially when rewarding individual performance.

The Compensation Committee has the authority to directly engage independent consultants. On a regular basis, consultants have been used to provide advice and ongoing recommendations regarding executive compensation. The Compensation Committee has retained Hewitt Associates LLC (“Hewitt”) to provide market information and analyses regarding named executive officers’ total compensation including base salary, short-term incentive compensation and long-term incentive compensation. The Hewitt analysis and reports also included director compensation.

The Compensation Committee is comprised of Joseph L. Becherer, Christopher E. Cragg, Bonnie V. Hancock and Stephen W. Seale, Jr. The Compensation Committee held five meetings during the year ended September 30, 2011. The Compensation Committee also performs an annual self-evaluation and the most recent evaluation determined that the Committee met all expectations of the Compensation Committee Charter. A copy of the Compensation Committee Charter is available on the Company’s web site, www.powellind.com, under the section entitled “Investor Relations.”

Nominating and Governance Committee

The Nominating and Governance Committee proposes a slate of directors for election by the Company’s stockholders at each annual meeting and recommends candidates for appointment to the Board to fill any vacancy on the Board. The Nominating and Governance Committee is also responsible for establishing director qualifications and the selection criteria for new directors. The Nominating and Governance Committee recommends to the Board a slate of directors to serve on each standing committee of the Board and recommends one member of each standing committee to serve as chairman of the committee. The Nominating and Governance Committee is also responsible to review and monitor the adherence to the Corporate Governance Guidelines adopted by the Board.

The Nominating and Governance Committee is comprised of Eugene L. Butler, James F. Clark, Scott E. Rozzell and Robert C. Tranchon. During the year ended September 30, 2011, the Committee held three meetings. In December 2011, the Nominating and Governance Committee met and discussed the current director candidates, and recommended to the Board the reelection of the four candidates nominated above. A copy of the Nominating and Governance Committee Charter is available on the Company’s web site, www.powellind.com, under the section entitled “Investor Relations.”

Director Compensation

The Company uses a combination of cash and equity based compensation in the form of restricted stock to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Only directors who are not employees of the Company or any of its subsidiaries or affiliates, are entitled to receive a fee, plus reimbursement of out-of-pocket expenses for their services as directors. Mr. Powell, who is also our employee beginning September 14, 2011, did not receive any additional compensation for serving as a President and Chief Executive Officer during the year ended September 30, 2011. The Compensation Committee utilizes Hewitt for market data and analysis of director compensation as part of the Committee’s annual review of director compensation.

Effective February 24, 2011, compensation for non-employee directors was comprised of the following components:

		Cash Compensation	Common Stock
Quarterly Retainer:		$3,750
Board Meeting Fees:		$2,000
(For each meeting attended)
Committee Chairman Meeting Fees:	Audit	$3,000
(For each meeting attended)	Compensation	$2,000
	Nominating and Governance	$1,250
Committee Member Meeting Fees:	Audit	$1,500
(For each meeting attended)	Compensation	$1,000
	Nominating and Governance	$800
Annual Restricted Stock Award:			2,000

In addition to the above, the Company reimburses expenses related to attendance at meetings to non-employee directors.

The stockholders voted at the April 15, 2005 meeting to approve the Non-Employee Director Restricted Stock Plan. The total number of shares of Common Stock reserved under the plan is 150,000 shares. The plan is administered by the Compensation Committee. Eligibility to participate in the plan is limited to those individuals who are members of the Board of the Company and who are not employees of the Company or any affiliate of the Company. In accordance with the terms of the Plan, each non-employee director receives 2,000 restricted shares of the Company’s Common Stock annually in June. In June 2011, each non-employee director was issued 2,000 such shares in accordance with the Non-Employee Director Restricted Stock Plan.

DIRECTOR COMPENSATION FOR FISCAL 2011

The table below summarizes the compensation paid by the Company to non-employee directors for the year ended September 30, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	All Other Compensation ($)(3)	Total ($)
Joseph L. Becherer	27,000	65,280		92,280
Eugene L. Butler	38,900	65,280		104,180
James F. Clark	25,400	65,280		90,680
Christopher E. Cragg	35,600	65,280		100,880
Bonnie V. Hancock	27,000	65,280		92,280
Thomas W. Powell(3)	23,000	65,280	150,000	238,280
Scott E. Rozzell(4)	2,000	50,835		52,835
Stephen W. Seale, Jr.	33,600	65,280		98,880
Robert C. Tranchon	33,350	65,280		98,630

(1)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2011, in accordance with ASC Topic 718 of awards, including awards granted in years prior to September 30, 2011, pursuant to the Company’s long-term incentive compensation plan. The grant date fair values of the stock awards granted are equivalent to the average of the high and low stock price on the date of grant.

(2)

All of the referenced stock awards relate to the annual issuance of 2,000 shares of restricted stock to each of our directors, which vest in two equal installments on the first and second anniversaries of the date of grant. Excepting grants to newly appointed directors, following any two years of service, each of our directors would hold 3,000 shares of unvested restricted stock (2,000 unvested shares from the most recent issuance and 1,000 unvested shares from the prior year’s issuance).

(3)

Thomas W. Powell is also covered by the Company’s Executive Benefit Plan. Pursuant to Mr. Powell’s Executive Benefit Agreement executed under such Plan, following normal retirement after age 65 and having completed at least ten years of continuous employment, he is entitled to salary continuation payments of $150,000 per year for five years and then $75,000 per year for ten years. A key man insurance policy for $1 million was purchased at the time this became effective, the ultimate proceeds of which are intended to offset a portion of the cost of this benefit. While Mr. Powell was appointed President and Chief Executive Officer on September 14, 2011, he did not receive any additional compensation for serving in such role from September 14, 2011 through September 30, 2011. He began receiving compensation as President and Chief Executive Officer beginning October 1, 2011.

(4)

Mr. Rozzell was appointed to the Board effective September 13, 2011. Upon his appointment, Mr. Rozzell was granted a stock award for 1,500 shares of our common stock which represents a pro rata portion of the June 2011 award in accordance with the Non-Employee Director Restricted Stock Plan.

CORPORATE GOVERNANCE

The Company has established Corporate Governance Guidelines, which may be found on the Governance page of the Company’s website, www.powellind.com. The Corporate Governance Guidelines include the definition of independence used by the Company to determine whether its directors and nominees for directors are independent, which are the same qualifications prescribed under the Marketplace Rules of The NASDAQ Stock Market. Pursuant to the Company’s Corporate Governance Guidelines, the Company’s non-management directors are required to meet in separate sessions without management on a regularly scheduled basis four times a year. Generally, these meetings occur as an executive session without the management director in attendance in conjunction with regularly scheduled meetings of the Board throughout the year. Because the Chairman of the Board was formerly a member of management and since September 14, 2011 has been serving again as President and Chief Executive Officer, the separate non-management sessions are presided over by an independent director elected by a majority of the non-management directors.

Board Leadership Structure

The Chairman of the Board is elected by the Board of Directors on an annual basis. Mr. Powell, the Company’s Chief Executive Officer, currently serves as Chairman. The Board has determined that Mr. Powell should continue to serve in the role of Chairman based on various factors. First, as the Company’s long-time Chief Executive Officer and Chairman and, since September 14, 2011 as the current Chief Executive Officer, Mr. Powell’s leadership and vision for the Company have been instrumental in its development, including his extensive knowledge and experience of the electrical manufacturing business derived from his decades of experience as CEO. Second, Mr. Powell is uniquely qualified to be the Company’s Chairman because he has years of experience in that role. Third, Mr. Powell has the confidence of the Board, the Company and its stockholders to continue to implement the Company’s business plan. Fourth, Mr. Powell is serving as Chief Executive Officer on an interim basis.

Board’s Role in Risk Oversight

The Board utilizes the Company’s Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of the Company’s risks. Management, which is responsible for day-to-day risk management, conducts a risk assessment of the Company’s business annually and more often on an as-needed basis. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental aspect of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in approving the Company’s business strategy as promoted by management is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company.

The Company conducts an annual risk assessment, which is facilitated by the Company’s ERM team in collaboration with the Company’s internal auditors. The results of the risk assessment are reviewed with the full Board. The centerpiece of the assessment is a discussion of the Company’s key risks, which includes the potential magnitude of each risk, likelihood of each risk and the speed with which the risk could impact the Company. As part of the process of analyzing each risk, management identifies the senior executive responsible for managing the risk, the risk’s potential impact and management’s initiatives to manage the risk.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management and the Company’s independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee also assists the Board in fulfilling its duties and oversight responsibilities relating to the Company’s compliance with applicable laws and regulations and with conflict of interest issues that may arise. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance Committee considers risks related to corporate governance.

Review, Approval or Ratification of Transactions with Related Persons

The Company reviews any transaction between the Company or a subsidiary of the Company and any of our directors, executive officers or any of their immediate family members or any nominee for director or a holder of more than 5% of any class of our voting securities and the amount of the transaction exceeds $120,000. The Company’s Code of Business Conduct and Ethics requires disclosure by directors of any situation that involves, or may reasonably be inferred to involve, a conflict between a director’s personal interests and the interests of the Company. The Company’s practice when such matters have been disclosed has been to refer the matter for consideration and final determination by the Audit Committee or the independent directors of the Board, or both, which have considered the fairness of the transaction to the Company, as well as other factors bearing upon its appropriateness. In all such matters, any director having a conflicting interest abstains from voting on the matters.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, including its executive officers and directors. A copy of the Company’s Code of Business Conduct and Ethics may be obtained at the Investor Relations section of the Company’s website, www.powellind.com, or by written request addressed to the Secretary, Powell Industries, Inc., 8550 Mosley Road, Houston, Texas 77075. The Company intends to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Controller by posting such information on the Company’s website.

Communications with the Board of Directors

The Board of Directors, comprised of a majority of independent directors, has unanimously approved a process for stockholders, or other interested persons, to communicate with the Board of Directors. This process is located on the Governance page of the Company’s website, www.powellind.com. The relevant document is titled “Procedures for Communication with Directors.”

In addition, stockholders, or other interested persons, wishing to communicate with the Board of Directors for anonymous complaints about accounting, internal accounting control and auditing issues may call the Company’s toll-free governance hotline at 1-877-888-0002. The Audit Committee monitors these calls.

All calls are documented, and those reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, calling the hotline should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

Nomination Process

The Nominating and Governance Committee will consider written recommendations from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Governance Committee c/o the Secretary, Powell Industries, Inc., 8550 Mosley Road, Houston, TX 77075 and should be accompanied by the following information:

•

all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of the Company’s Common Stock which are owned beneficially and of record by such stockholder(s); and

•	appropriate biographical information and a statement as to the qualifications of the nominee.

The written recommendation should be submitted in the time frame described under the caption “Stockholder Proposals” below.

Nominees for director are selected on the basis of a number of qualifications including their independence, knowledge, judgment, character, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and to complement the Board’s existing strengths. The Nominating and Governance Committee initiates the process for identifying and evaluating nominees to the Board of Directors by preparing a slate of candidates who meet the criteria for selection as a nominee and have specific qualities or skills being sought based on input from members of the Board. When formulating its recommendations for potential Board nominees, the Nominating and Governance Committee seeks and considers advice and recommendations from management, other members of the Board and may seek or consider advice and recommendations from consultants, outside counsel, accountants, or other advisors as the Nominating and Governance Committee or the Board may deem appropriate.

The Nominating and Governance Committee evaluates the candidates by reviewing their biographical information and qualifications, with qualified nominees being interviewed by at least one member of the Committee. Members of the Board also have an opportunity to interview qualified nominees. The Nominating and Governance Committee then determines, based on the background information and the information obtained in the interviews, whether to recommend to the Board that a nominee be nominated to fill a directorship with an expiring term. Candidates recommended by the Nominating and Governance Committee to fill a directorship with an expiring term are presented to the Board for selection as nominees to be presented for the approval of the stockholders. The Nominating and Governance Committee anticipates that a similar process will be used to evaluate nominees recommended by stockholders, but has not previously received a stockholder recommendation for a nominee for director. The Nominating and Governance Committee typically is responsible for recommending new members to the Board to fill the unexpired term of a directorship vacated during the term or new directorships created by any increase in the size of the Board.

As provided in the Company’s Bylaws, the Board is authorized to nominate and elect a new director when a vacancy occurs between annual meetings of stockholders. In the event of a vacancy on the Board between annual meetings of the Company’s stockholders, the Board may request that the Nominating and Governance Committee identify, review and recommend qualified candidates for Board membership for Board consideration to fill such vacancies.

The Board is permitted by the Bylaws to fill existing or newly created directorship slots by a majority vote of the directors then in office. After following the procedures required for nominating directors, the Nominating and Governance Committee recommended to the Board that Scott E. Rozzell be appointed to fill a newly created directorship. The Board approved the appointment of Mr. Rozzell to be effective September 13, 2011 for a term to end at the next annual meeting of stockholders.

Board membership criteria, which are disclosed in the Company’s Corporate Governance Guidelines on the Governance page of the Company’s website, www.powellind.com, are determined by the Board with input from the Nominating and Governance Committee. The Board is responsible for periodically determining the appropriate skills, perspectives, experiences, and characteristics required of Board candidates, taking into account the Company’s needs and current make-up of the Board. This assessment should include appropriate knowledge, experience, and skills in areas deemed critical to understanding the Company and its business, the candidate’s commitments to the boards of other companies, and personal characteristics, such as integrity and judgment. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director and that he or she devotes the time necessary to discharge his or her duties as a director. It is the Board’s opinion that the qualification guidelines included in the Company’s Corporate Governance Guidelines are currently appropriate, but it may change these guidelines as the Company’s and Board’s needs warrant. In September 2011, the Board approved a resolution raising from 70 to 75 the age after which an independent director will not stand for reelection at the end of such director’s then current term.

Practices for Considering Diversity

The minimum criteria for selection of members to serve on our Board of Directors ensures that the Nominating and Governance Committee selects director nominees taking into consideration that the Board will benefit from having directors that represent a diversity of experience and backgrounds. Director nominees are selected so that the Board represents a diversity of experience in areas needed to foster the Company’s business success, including experience in the energy industry, finance, consulting, international affairs, public service, governance and regulatory compliance. Each year the Board of Directors and each committee participates in a self-assessment or evaluation of the effectiveness of the Board and its committees as a group. These evaluations assess the diversity of talents, expertise, and occupational and personal backgrounds of the Board members.

Director Qualifications

When identifying director nominees, the Nominating and Governance Committee will consider the following:

•	The person’s reputation, integrity and independence;

•

The person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the Board and the current state of the Company and the electrical distribution and energy industries generally at the time of determination;

•	The number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company; and

•	The person’s knowledge of areas and businesses in which the Company operates.

The Nominating and Governance Committee and the Board believe the above mentioned attributes, along with the leadership skills and other experience of its Board members described below, provide the Company with the perspectives and judgment necessary to guide the Company’s strategies and monitor their execution.

Joseph L. Becherer

•

Business leadership experience as a senior leader of several major electrical equipment manufacturers producing products and services similar to those manufactured and sold by the Company and for similar markets;

•	Significant experience in sales and marketing.

•	Serves on the Board of a private hospital.

Eugene L. Butler

•	Business leadership experience as an executive officer of several public companies serving the oil and gas industry;

•	Prior experience as a Certified Public Accountant (CPA) with a major accounting firm and is an audit committee financial expert pursuant to SEC rules;

•	Board experience with other public companies.

James F. Clark

•

Business leadership experience as senior leader of several major electrical equipment manufacturers producing products and services similar to those manufactured and sold by the Company and for similar markets;

•	Industry experience with extensive relationships with suppliers and customers;

•	Significant experience in operational management, product development and sales.

Christopher E. Cragg

•	Business leadership experience as an executive officer of a public company serving the oil and gas industry;

•	Prior experience as a CPA with a major accounting firm and is an audit committee financial expert pursuant to SEC rules;

•	Significant oil and gas industry experience with relationships with suppliers and customers.

Bonnie V. Hancock

•	Business leadership experience as a senior leader of a major investor-owned utility;

•	Prior experience in public accounting with accounting and tax expertise.

•	Corporate risk management expertise.

Thomas W. Powell

•	Business leadership experience as the prior Chief Executive Officer and since September 14, 2011, the current Chief Executive Officer and as Chairman of the Board of the Company;

•	Over 40 years of experience in the industry with extensive relationships with suppliers and customers;

•	Significant experience in operational management, product development and sales.

Scott E. Rozzell

•	Public company experience, currently serving as Executive Vice President and General Counsel at a public utility;

•	Over 35 years of legal experience;

•	Extensive leadership experience in corporate governance.

Stephen W. Seale, Jr.

•	Business leadership and technical experience as a professional engineer;

•	Industry knowledge and experience in project management;

•	Knowledge of corporate governance and financial oversight.

Robert C. Tranchon

•

Business leadership experience as senior leader of a major electrical equipment manufacturer producing products and services similar to those manufactured and sold by the Company and for similar markets;

•	Prior experience as President and CEO of a software developer and provider to manufacturing entities;

•	Experience in information technology.

NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Nominating and Governance Committee, upon its own recommendation and approval of the independent members of the Board of Directors, recommended that the Board nominate James F. Clark, Scott E. Rozzell, Stephen W. Seale, Jr. and Robert C. Tranchon for re-election as directors, subject to stockholder approval, for a three-year term ending at the annual stockholder meeting in 2015 or until their successors are duly elected and qualified and has otherwise satisfied its responsibilities under its charter.

The Nominating and Governance Committee of the Board of Directors,

Robert C. Tranchon, Chairman

Eugene L. Butler

James F. Clark

Scott E. Rozzell

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of January 4, 2012 (unless otherwise indicated below), the beneficial ownership of our common stock by each stockholder known to us to be the beneficial owner of more than five percent (5%) of the Company’s outstanding common stock, each director and nominee for director, each of the named executive officers, and all named executive officers and directors as a group. Unless otherwise indicated, the address for all current executive officers and directors is c/o Powell Industries, Inc., 8550 Mosley Road, Houston, Texas 77075.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Thomas W. Powell	2,710,453	(2)	23.0%
PO Box 12818 Houston, Texas 77217
Royce & Associates, L.L.C.	1,419,368	(3)	12.1%
1414 Avenue of the Americas New York, NY 10019
FMR, L.L.C.	1,019,142	(4)	8.7%
82 Devonshire Street Boston, MA 02109
Franklin Resources, Inc.	802,900	(5)	6.8%
One Franklin Parkway San Mateo, CA 94403
Joseph L. Becherer	14,371	(6)	*
Eugene L. Butler	15,000	(6)	*
James F. Clark	15,000	(6)	*
Christopher E. Cragg	8,121	(6)	*
Bonnie V. Hancock	3,500	(6)	*

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Milburn E. Honeycutt	8,261	(7)	*
Don R. Madison	38,978	(8)	*
Scott E. Rozzell	1,500	(9)	*
Stephen W. Seale, Jr.	26,414	(6)	*
Robert C. Tranchon	7,600	(6)	*
All Executive Officers and Directors as a group (12 persons)	2,849,198	(10)	24.2%

*	Less than one percent (1%).

(1)	The persons listed have sole voting power and sole investment power with respect to the shares beneficially owned by them, except as otherwise indicated.

(2)

Mr. Powell has sole voting power and sole investment power with respect to 2,679,236 of such shares, of which 824,808 are held directly, 1,798,628 are held by TWP Holdings, Ltd., a partnership controlled by Mr. Powell and 44,000 are shares subject to stock options which are exercisable within 60 days of January 4, 2012 by Mr. Powell. Also includes 8,800 shares of restricted stock issued in accordance with the Company’s 1992 Stock Option Plan and 3,000 shares of restricted stock issued in accordance with the Company’s Non-Employee Director Restricted Stock Plan. Also includes 26,605 shares held by the Thomas Walker Powell Trust, of which Mr. Powell is a co-trustee and shares voting and investment power with respect to the shares held by such trust with the other co-trustees, Michael W. Powell and Holly C. Powell Pruitt and 4,612 shares held in trust for the account of Mr. Powell under the Employees Incentive Savings Plan of the Company.

(3)	The shares set forth in the table reflect the number of shares owned as of September 30, 2011, based on a Schedule 13F dated November 10, 2011 filed by Royce & Associates, LLC.

(4)	The shares set forth in the table reflect the number of shares owned as of September 30, 2011, based on a Schedule 13F dated November 8, 2011 filed by FMR, LLC.

(5)	The shares set forth in the table reflect the number of shares owned as of September 30, 2011, based on a Schedule 13F dated November 3, 2011 filed by Franklin Resources, Inc.

(6)	Includes 3,000 shares of restricted stock issued in accordance with the Company’s Non-Employee Director Restricted Stock Plan.

(7)

Includes 1,044 shares of restricted stock issued in accordance with the Company’s 2006 Equity Compensation Plan and 437 shares held in trust for the account of Mr. Honeycutt under the Employees Incentive Savings Plan of the Company.

(8)

Includes 2,407 shares of restricted stock issued in accordance with the Company’s 2006 Equity Compensation Plan, 3,800 shares of restricted stock issued in accordance with the Company’s 1992 Stock Option Plan and 975 shares held in trust for the account of Mr. Madison under the Employees Incentive Savings Plan of the Company.

(9)	Represents 1,500 shares of restricted stock issued in accordance with the Company’s Non-Employee Director Restricted Stock Plan.

(10)

Includes 25,500 shares of restricted stock issued in accordance with the Company’s Non-Employee Director Restricted Stock Plan, 3,451 shares of restricted stock issued in accordance with the Company’s 2006 Equity Compensation Plan and 12,600 shares of restricted stock issued in accordance with the Company’s 1992 Stock Option Plan.

EXECUTIVE OFFICERS

The following table provides information regarding the executive officers of the Company who are not also a director or a nominee for director. The officers of the Company serve at the discretion of the Board of Directors of the Company.

Name	Age	Since	Position
Don R. Madison(1)	54	2001	Executive Vice President and Chief Financial and Administrative Officer
Milburn E. Honeycutt(2)	48	2005	Vice President, Controller and Chief Accounting officer

(1)

Mr. Madison was elected Executive Vice President and Chief Financial and Administrative Officer of the Company by the Board of Directors at its February 23, 2007 meeting which election became effective on that date. Mr. Madison had previously served as Vice President and Chief Financial Officer of the Company since October 2001.

(2)

Mr. Honeycutt was elected Vice President, Controller and Chief Accounting Officer of the Company by the Board of Directors at its September 14, 2011 meeting which election became effective on that date. Mr. Honeycutt had previously served as Vice President and Controller of the Company since April 15, 2005.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of the Board has responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation paid to the Company’s executive team is fair, reasonable and competitive. Given the strong positive response from the Company’s stockholders on the advisory vote relating to the Company’s compensation paid to executives at the annual meeting held in 2011, the Compensation Committee will continue to analyze and recommend executive compensation consistent with its past practices.

Executive Total Compensation Philosophy

The Company’s philosophy regarding the executive compensation program for our named executive officers has been to design a compensation package that provides competitive base salary levels and compensation incentives that 1) attract and retain individuals of outstanding ability in these key positions, 2) recognize corporate performance relative to established goals and the performance of the Company, and 3) support both the short-term and long-term strategic goals of the Company. The Compensation Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of the Company goals that are intended to be in alignment with stockholder objectives.

Compensation Program Objectives

•	Attract, motivate, reward and retain key executive talent required to achieve corporate strategic objectives;

•	Reinforce the relationship between strong individual performance of executives and business results;

•	Align the interests of executives with the long-term interest of stockholders; and

•	Design a compensation program that neither promotes overly conservative actions or excessive risk taking.

The compensation program is based upon the principles of paying officers competitively and designing incentive compensation programs which support achievement of both short and long term objectives which are intended to enhance stockholder value. We believe that our compensation philosophy and program is designed to contribute to the achievement of the Company’s objectives.

Compensation Benchmarking Relative to Market

Based on the foregoing objectives, the Compensation Committee has structured the Company’s elements of compensation, both cash and non-cash, to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the Compensation Committee has the authority under its charter to periodically engage an outside human resources consulting firm to conduct a review of its total compensation program for the Chief Executive Officer as well as for other executive officers. The human resources consulting firm provides the Compensation Committee with relevant market data and alternatives to consider when making compensation decisions for the Chief Executive Officer and on the recommendations being made by the Company’s Chief Executive Officer for executives other than the Chief Executive Officer.

In 2010, the Compensation Committee engaged Hewitt to provide advisory services to the Compensation Committee, including but not limited to, an executive compensation review for fiscal 2011. The Compensation Committee did not direct Hewitt to perform its services in any particular manner or under any particular method. All of the decisions with respect to the Company’s executive compensation, however, are made by the Compensation Committee with review by the full Board of Directors. The Compensation Committee evaluates the compensation consultant annually and has the final authority to hire and terminate the compensation consultants. In fiscal 2010, Hewitt performed no other services for the Company other than those described above for the Compensation Committee.

In making compensation decisions, the Compensation Committee compares total compensation, as well as, elements comprising compensation against a group of publicly-traded companies as set forth in the next paragraph. This group of companies, which is periodically reviewed and updated by the Compensation Committee, consists of companies against which the Compensation Committee believes the Company competes for talent and for stockholder investment.

The 2010 Hewitt study utilized two independent benchmarking methods for determining total compensation. The first method identified a Proxy Peer Group consisting of 11 companies based on selection criteria including revenues, assets, market capitalization and scope of operations. The data source included proxy statements, 8-K filings, and Form 4 filings. These 11 companies are identified below as the “Proxy Peer Group.”

The second method involved a Diversified Peer Group consisting of 78 companies in the general electrical, industrial and manufacturing fields with generally comparable positions and operations to the Company. The data source with this method utilized Hewitt’s Total Compensation Measurement Data Base. The 78 companies are also identified below as the “Diversified Peer Group.”

The results of the 2010 Hewitt study provided guidance to the Compensation Committee to develop the Company’s compensation program as well as the various elements and their proportion to total compensation. The Proxy Peer Group information was determined to be the most applicable for determining the targeted total compensation for executive officers.

Proxy Peer Group

Advanced Energy Industries, Inc.

Altra Holdings Inc.

AZZ Inc.

CTC Corporation

DXP Enterprises Inc.

ENGlobal Corporation

ESCO Technologies Inc.

Franklin Electric Company, Inc.

Integrated Electrical Services, Inc.

Methode Electronics Inc.

Power-One Inc.

Diversified Peer Group

3M

Alabama Electric Cooperative

Alter Trading Corporation

Ameron International Corporation

Arrow Electronics, Inc.

Ball Corporation

Belden Inc.

Brady Corporation

Briggs & Straton Corporation

Bunge Limited

Cameron Drilling and Production

Cameron International Corporation

Case New Holland

Caterpillar Inc.

CHS Inc.

Compressions Systems

Cooper Industries, Inc.

Deere & Company

Diebold, Incorporated

Dover Corporation

Eaton Corporation

Emerson Electric

ESCO Technologies Inc.

Federal Signeal

FMC Technologies

Fortune Brands, Inc.

General Electric Company

Graco Inc.

Haworth, Inc.

Herman Miller, Inc.

Honeywell International Inc.

Hubbell Incorporated

Illinois Tool Works Inc.

Ingersoll-Rand Company

ITT Corporation

Joy Global Inc.

Kaman Corporation

Lord Corporation

Manitowoc Company, Inc.

MEI Inc.

Milacron Inc

Mine Safety Appliances Co

Motorola, Inc.

Nintendo of America

O. C. Tanner Company

Oil States International, Inc

OMNOVA Solutions, Inc.

Owens-Illinois, Inc.

Panasonic Corporation of North America

Panduit Corp.

Parker Hannifin Corporation

Phillips Electronics Corporation

Rockwell Automation

Sauer-Danfoss Inc.

Schneider Electric USA

Siemens

Solar Turbines Incorporated

Solectron Corporation

Steelcase Inc.

Stihl Incorporated

Sypris Solutions, Inc.

Terex Corporation

Textron Inc.

The Marmon Group, Inc

Thermadyne Holdings

Thomas & Betts Corporation

Toshiba America, Inc

TriMas Corporation

Tyco International

United Technologies

Corporation

Valmont Industries, Inc.

Valves & Measurement

W. L. Gore & Associates, Inc.

W. W. Grainger, Inc.

Walter Industries, Inc.

Waters Corporation

Westinghouse Electric Co.

Woodward Governor Company

Fiscal 2011 Executive Compensation Elements

The Company’s executive compensation program is comprised of the following elements:

•	Base Salary;

•	Short-term Cash Incentive Plan;

•	Long-term Compensation Plan, or LTCP; and

•	Benefits and Certain Perquisites.

These elements form the basis of total compensation for executive officers. The Compensation Committee targeted the 50th percentile of the Proxy Peer Group as a basis for determining total compensation.

Base Salary.    The Company pays base salary to executive officers in order to compensate them for day-to-day services rendered to the Company over the course of each year. Salaries for executive officers are reviewed annually by the Compensation Committee. In determining individual salaries, the Compensation Committee considers the scope of the executive’s job responsibilities, unique skill sets and experience, individual contributions, market conditions, current compensation as compared to the results of surveys of related-industry companies conducted by compensation consultants hired by the Compensation Committee, as well as the specific actions and strategic activities of such executive officer for the prior year. In particular, the Compensation Committee reviews the Chief Executive Officer’s job performance for the prior year, from both a quantitative aspect and a qualitative aspect as noted below under “Compensation Decisions for 2011,” although the Compensation Committee does not attribute any level of compensation to any particular financial measure.

The Chief Executive Officer provides the Compensation Committee with input regarding the performance of the other executive officers and makes compensation recommendations with respect to these individuals.

Short-term Cash Incentive Compensation.    The Company utilizes cash incentive pay in order to incentivize the achievement of specific operating results each year and to encourage achievement of annual goals. The methodology for determining annual cash incentive pay is identical for each of our named executive officers. The Compensation Committee determines Company objectives on an annual basis. For fiscal 2011, the Compensation Committee considered the Company’s performance based on earnings per fully diluted share and on working capital turns for short-term cash incentive compensation determinations. The Compensation Committee reviews the recommended cash incentive compensation potential of each executive officer and may revise, upward or downward, the threshold, target and maximum, or overachievement, percentages of base salary that can be awarded based on the objectives initially set.

The table below sets forth the short-term cash incentive compensation for each named executive officer.

Short-term Cash Incentive Compensation

Named Executive Officer	Threshold(1) (Percent of base Salary)	Target (Percent of base Salary)	Maximum, or Overachievement(2) (Percent of base Salary)
Thomas W. Powell(3)	0%	0%	0%
Don R. Madison	40%	80%	120%
Milburn E. Honeycutt	25%	50%	75%
Patrick L. McDonald	50%	100%	150%

Notes:

(1) Threshold is comprised of 50% attainment of targeted fully diluted earnings per share and a threshold     Company working capital turn objective. Fully diluted earnings per share objective is weighted at 70%     and working capital turns is weighted at 30%.

(2)	The maximum, or overachievement, percentage is a combination of 150% attainment of targeted fully diluted earnings per share and a .25 turn achievement above the working capital objective.

(3)

Mr. Powell served as President and Chief Operating Officer of the Company beginning September 14, 2011. During the period of September 14, 2011 through September 30, 2011, the end of Company’s fiscal year, Mr. Powell did not receive any additional compensation apart from his compensation as Chairman of the Board.

Long-term Compensation Plan.    It is the Company’s opinion that the interests of stockholders are best served when a portion of employee compensation is tied to equity ownership. Pursuant to the Company’s incentive compensation plan, as amended, the Compensation Committee is authorized to grant stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and other equity-based awards. Historically, the Company has used either stock options or restricted stock awards as a means to incentivize long-term employment and performance and to align individual compensation with the objective of building long-term stockholder value.

The Compensation Committee’s practice is to make all annual compensation decisions, including approval of equity awards to named executive officers, at its regularly scheduled September meeting. These awards subsequently become effective upon the Board of Director’s approval of the Company’s annual operating plan, which occurs in a Board meeting that immediately follows the Compensation Committee’s meeting on the same or the following day.

The Compensation Committee exercises discretion in determining the number and type of equity awards to be given to our named executive officers as long-term incentive compensation. In exercising its discretion, the Compensation Committee considers a number of factors, including individual responsibilities, competitive market data, stock price performance, and individual and Company performance. We do not place any particular objective weight on each of the factors listed. The Compensation Committee considers all of the listed factors together and makes a subjective determination based on all of them taken together along with peer group data provided by the Committee’s compensation consultant. Based on the peer group survey and the corresponding job responsibilities of participants, the Committee establishes targeted equity incentive compensation which is defined as a percentage of the executive’s salary as of October 1 of that year (“eligible salary”). Subject to the express provisions of the incentive compensation plan and directions from the Board, the Compensation Committee is authorized, among other things, (i) to select the executives to whom equity awards will be granted; (ii) to determine the type, size and terms and conditions of equity awards, including vesting provisions and whether such equity awards will be time or performance based; and (iii) to establish the terms for treatment of equity awards upon a termination of employment.

In September 2010, the Compensation Committee determined to use two vehicles of long term compensation for each of our named executive officers. All officers participate in long-term performance-vesting restricted stock unit awards and in time-vesting restricted stock awards.

With respect to the special time-based award granted to our former CEO in 2009, the 2009 Hewitt Study which the Compensation Committee used for guidance indicated the former CEO’s total compensation was below market. The Committee also recognized the need for a retention element in the former CEO’s compensation plan. On October 1, 2009, the Compensation Committee made a determination to provide special compensation to the former CEO in the form of a time-vesting, restricted stock award consisting of 10,000 shares of common stock. The Compensation Committee determined the number of shares after several discussions about the former CEO’s performance, the former CEO’s total compensation relative to market, and the benefits to the Company of an expanded retention element to the former CEO’s overall compensation package.

Vesting of performance-based restricted stock unit awards given executive officers is dependent on 1) such officer’s continued service for three years following the award and 2) the Company achieving specified relative earnings per share performance objectives over such three-year cycle. Accordingly, vesting of performance-based restricted stock units awarded in October 2010 occurs at the end of fiscal 2013.

The time-vesting restricted stock awards granted to the executive officers vest at a rate of 33% per year upon the anniversary date of grant, October 1, 2010. Accordingly, the awards will be fully vested on October 1, 2013.

The table below sets forth long-term performance-vesting compensation for each named executive officer.

Long-term Performance Vesting Compensation

Named Executive Officer	Threshold earnings per share (Percent of base Salary)	Target earnings per share(1) (Percent of base Salary)	Maximum (Overachievement) earnings per share(2) (Percent of base Salary)
Thomas W. Powell(3)	0%	0%	0%
Don R. Madison	30%	60%	90%
Milburn E. Honeycutt	20%	40%	60%
Patrick L. McDonald	50%	100%	150%

Notes:	(1) The threshold is 80% of target earnings per share.

(2)	The maximum, or overachievement, percentage is 150% of the target earnings per share.

(3)

Mr. Powell served as President and Chief Operating Officer of the Company beginning September 14, 2011. During the period of September 14, 2011 through September 30, 2011, the end of Company’s fiscal year, Mr. Powell did not receive any additional compensation apart from his compensation as Chairman of the Board.

The operational features of the Long-term Performance-Vesting Compensation award can be summarized as follows:

•	Each performance cycle lasts three years and a new performance cycle commences each year resulting in overlapping performance cycles;

•

Plan participants receive a performance contingent grant of restricted shares at the start of each performance cycle. The number of restricted shares is based upon salary and the share price on the date of grant and represents the target number of shares that may be ultimately earned. The Committee uses these objective factors to determine the number of shares to grant. The Committee uses a percentage of eligible salary on the award date to quantify the targeted equity compensation. The eligible salary on the award date of the participant is multiplied by the percentage of eligible salary previously established by the Committee and then divided by the Company’s stock price on the award date to determine the number of targeted shares to be granted for the three year performance period beginning the first day of the new fiscal year;

•

The actual number of shares earned will increase or decrease by a factor of 0-150% of the number of certain performance contingent restricted stock shares initially granted depending on the achievement of performance goals established at the start of the performance cycle; and

•	The ultimate value of awards depends on the number of shares earned and the share price at the end of the performance cycle.

In summary, the Company’s Long-term Compensation Plan provides for the following key factors:

•	Aligns the interest of management with the long-term interests of stockholders;

•	Allows award payments directly linked to the long-term company performance; and

•	It is an effective means of attracting and retaining key talent.

Perquisites and Benefits:    The Company provides its named executive officers with a very limited number of perquisites that in the Company’s and the Compensation Committee’s opinions are reasonable and consistent with its overall compensation program, and necessary to remain competitive. The Compensation Committee periodically reviews the levels of perquisites provided to the named executive officers. Costs associated with perquisites provided by the Company are included in the footnote to the Summary Compensation Table for Fiscal 2011, 2010 and 2009 appearing on page 27 of this proxy.

401(k) Plan.    Powell Industries, Inc. 401(k) Plan is a tax-qualified retirement savings plan in which most U.S. employees, including the named executive officers, are eligible to participate. Key elements of the plan include: participants may elect to make contributions on a pre-tax basis, contributions are limited by the tax code, the Company matches 100 percent of the first 4 percent of pay that is contributed to the savings plan, and all employee contributions vest immediately.

Deferred Employees’ Compensation Plan.    The named executive officers are eligible to participate in the Powell Industries, Inc. Deferred Compensation Plan, which is a non-qualified, unfunded retirement savings plan. This plan provides the opportunity to increase deferrals of base salary and to elect deferrals of incentive compensation awards. Key elements of the plan include: participants can contribute up to 50 percent of their base salary and 100 percent of their short-term cash incentive compensation awards. Base salary and short-term cash incentive compensation deferrals are eligible for an employer matching contribution and all employee contributions vest immediately.

Change in Control.    In addition to change in control provisions found in the Company’s compensation and defined benefit plans which apply to all participants in those plans, the Company has an executive severance plan in which all named executive officers participate. However, the Board may terminate this executive severance plan in its sole discretion at any time.

In the event of a change in control, each named executive officer will receive their maximum payout factors for both long-term compensation and short-term cash incentive compensation. Additionally, all unvested stock options, SARs, restricted stock and restricted stock units vest immediately. Stock options and SARs remain exercisable over the normal life of the grant. Change in control is defined as when one or more of the following occur:

•

Any acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 35% or more of either (A) the then outstanding shares of common stock of the

Company (the “Outstanding Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board of Directors of the Company (the “Outstanding Voting Securities”);

•

The merger or consolidation of the Company with any other entity if any person or group of persons (as defined in Rule 13d-5), together with his or its affiliates, is the beneficial owner, directly or indirectly, of 35% or more of the surviving entity’s then outstanding securities entitled generally to vote for the election of the surviving entity’s directors;

•

Continuing Directors no longer constitute a majority of the Board; the term “Continuing Director” means any individual who is a member of the Board on the date hereof or was nominated for election as a director by, or whose nomination as a director was approved by, the Board with the affirmative vote of a majority of directors who were members of the Board on the date hereof; or

•	The Company transfers substantially all of its assets to another corporation which is a less than 80% owned subsidiary of the Company.

The Company does not have any special severance agreements or packages (such as golden parachutes) under which payments are to be made to any named executive officer. Potential payments to named executive officers may, however, be available under the terms of existing compensation and benefit programs in the case of 1) termination (including voluntary separation, termination for cause or long-service separation) or 2) a change in control of the Company.

Terms of Potential Payments — Termination

The terms of potential payments to named executive officers in each of the following termination scenarios under existing compensation and benefit programs follows:

•	Voluntary Separation (resignation)

•	Termination for Cause (termination)

•	Long Service Separation or disability (retirement)

Short-term cash incentive compensation.    In the event of retirement, executive officers would be eligible to receive the full or prorated amount otherwise payable to them for the current plan year under their applicable short-term cash incentive compensation. In the case of termination or resignation, executive officers would forfeit all short-term cash incentive compensation. Potential amounts and assumptions regarding the short-term cash incentive compensation are included in the Potential Payments upon Termination or Change of Control at Fiscal Year-End table on page 31.

Long-term performance-vesting awards.    In the event of retirement, executive officers would be eligible to receive full or prorated amounts otherwise payable to them under the long-term compensation plan. The executive officers’ eligibility and award amount would be determined at the conclusion of the performance period, depending on the achievement of the established performance criteria. Potential amounts and assumptions regarding the long-term incentive compensation are included in the Potential Payments upon Termination or Change of Control at Fiscal Year-End table on page 31. These terms are applicable to all employees covered by the long-term plan.

Long-term time-vesting award.    In the event of separation, all time vesting awards will fully vest and become payable to the officer except that in the event of termination for cause or a voluntary termination the officer will forfeit all unvested shares. Potential amounts and assumptions regarding the long-term incentive compensation are included in the Potential Payments upon Termination or Change of Control at Fiscal Year-End table on page 31.

Deferred compensation.    The Nonqualified Deferred Compensation during Fiscal 2011 on page 30 describes unfunded, non-qualified deferred compensation plans that permit the deferral of salary, bonus and short-term cash incentive compensation awards by named executive officers. These plans provide for matching contributions by the Company. Named executive officers are eligible to receive the amount in their deferred compensation account following termination under any termination scenario unless the named executive elects to further defer payment as permitted by the plans. The Nonqualified Deferred Compensation column of the Potential Payments upon Termination or Change of Control at Fiscal Year-End table on page 31 assumes the executive officer terminated employment at September 30, 2011 with no further deferral of payments.

Severance pay.    Other than in accordance with the terms of existing compensation and benefit programs discussed above, no special severance payments will be made to any named executive officers including in the event of a change of control.

Terms of Potential Payments — Change in Control

Change in control provisions within our long and short-term compensation programs provide for accelerated vesting and do not provide for extra payments. For purposes of short-term cash incentive compensation and long-term performance-vesting awards, acceleration means that the participant would receive the maximum payout available to such participant in the case of a change of control. All long-term time-vesting awards would fully vest and become payable to the officer. These change in control provisions are designed so that employees are neither harmed nor given a windfall in the event of termination of employment without cause or for good reason within 12 months following a change in control. The provisions are intended to ensure that executives evaluate business opportunities in the best interests of stockholders. The terms are applicable to all employees covered by these plans and there are no payments made for voluntary separation, resignation and termination for cause.

Summary of Overall Compensation Objectives

Consistent with the Company’s compensation philosophy and objectives discussed above, it is the Compensation Committee’s opinion that its use of the three primary elements of compensation described above provides competitive salaries, cash incentive compensation to encourage short-term performance and establishes long-term equity opportunities. The Company also adds value to the compensation package of its named executive officers through perquisites in the form of automobile allowance and contributions to the Company’s 401(k) Plan. Total compensation structure is intended to be in alignment with the interests of stockholders.

How the Company Determines Changes in Compensation for Executives

Performance Evaluation: Chief Executive Officer.    The Board evaluates the Chief Executive Officer’s performance based on:

•	The Company’s financial performance;

•	The accomplishment of long-term strategic objectives;

•	The development of the Company’s top management team;

•	Specific objectives assigned to the Chief Executive Officer; and

•	Leadership accomplishments.

The Compensation Committee considers the performance of the Chief Executive Officer compared to objectives along with information provided by the compensation consultant and the general economic environment when making recommendations to the Board regarding the Chief Executive Officer’s compensation based on the market comparison and performance assessment. The Board has the authority to exercise its discretion regarding the Chief Executive Officer’s compensation. The Board, excluding the Chief Executive Officer who is not present during these discussions, makes final decisions regarding the Chief Executive Officer’s compensation.

Performance Evaluations: Named Executive Officers other than the Chief Executive Officer.    Each year the Chief Executive Officer submits a performance assessment and compensation recommendation for each of the other named executive officers to the Compensation Committee. The Chief Executive Officer also participates in the discussions with the Compensation Committee prior to their approval of compensation for such officers. The performance evaluation is based on factors such as:

•	Achievement of individual and the Company’s objectives;

•	Contribution to the Company’s performance; and

•	Leadership accomplishments.

The Compensation Committee also reviews the information provided by the compensation consultant and either approves or adjusts the Chief Executive Officer’s recommendation. The committee has the authority to exercise discretion regarding individual performance awards.

Compensation Decisions in 2011

Base Salary.    Based on the Hewitt salary survey, the Compensation Committee increased the salary of Mr. McDonald from $430,000 to $585,000. Mr. Honeycutt’s salary was increased by the Compensation Committee from $195,000 to $200,850 based on the recommendation of Mr. McDonald which was supported by the salary survey provided by Hewitt. These increases in base salary were effective October 1, 2010.

Short-term Cash Incentive Compensation Decisions.    No changes were made in the design of the Company’s short-term cash incentive program for fiscal 2011.

The table below sets forth short-term cash incentive actual performance compared to fiscal 2011 targets for each named executive officer:

Metric	Actual Performance(1)	Target Performance	Metric Performance	Metric Weighting	Weighted Performance
EPS(2)	$0.18	$2.15	8%	70%	0%
WCT	7.5	8.2	50%	30%	15%

Total				100%	15%

(1)	Actual performance for Short Term Compensation performance measurement excludes $4.4 million or $0.38 per share charge to record a foreign deferred tax asset valuation allowance.

(2)	Threshold performance is 50% of target performance.

Long Term Compensation Decisions.    For fiscal 2011, the Compensation Committee introduced a second vehicle of long term compensation for all named executive officers. In addition to performance-vesting restricted stock units, the Compensation Committee has also included time-vesting restricted stock awards.

The table below sets forth performance-vesting restricted stock units actual performance compared to three year targets for the period ended September 30, 2011 for each named executive officer:

Metric	Actual Performance(1)	Target Performance	Metric Performance
EPS(2)	$6.08	$8.60	71%

(1)	Actual performance for Long Term Compensation performance measurement excludes $8.4 million or $0.71 per share charge to record a foreign deferred tax asset valuation allowance.

(2)	Threshold performance is 80% of target performance.

All compensation paid to or earned by the named executive officers in fiscal 2011 is disclosed in the Summary Compensation Table for Fiscal 2011, 2010 and 2009 on page 27 of this proxy.

Separation Agreement with Patrick L. McDonald.    Mr. McDonald resigned as President and Chief Executive Officer of Powell and as a member of the Board effective September 14, 2011. In connection with Mr. McDonald’s resignation, the Company and Mr. McDonald entered into a Severance Agreement and Release (the “Separation Agreement”) that provided Mr. McDonald would receive a cash separation benefit of $2,390,000 in consideration for McDonald entering into an agreement that provided restrictive covenants including non-competition and non-solicitation of customers and employees. The Separation Agreement also provided for accelerated vesting of certain of McDonald’s outstanding equity awards, as well as payment of COBRA premiums for continuing medical coverage.

Discretionary Cash Awards in fiscal 2011.    Mr. Madison and Mr. Honeycutt were awarded a one-time cash award of $85,000 and $35,000, respectively, by the Compensation Committee at its regularly scheduled meeting held on December 5, 2011. These awards were in recognition of their respective contribution and additional responsibilities assumed following Mr. McDonald’s resignation.

Deductibility of Compensation

The goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Section 162(m), to the extent possible, with respect to long-term and short-term incentive programs to avoid losing the deduction for compensation in excess of $1,000,000 paid to any named executive officer. The Company has generally structured performance-based compensation plans with the objective that amounts paid under those plans are tax deductible and the plans must be approved by the Company’s stockholders. However, the committee may elect to provide compensation outside those requirements when necessary to achieve its compensation objectives.

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL 2011, 2010 AND 2009

The following table provides certain summary information concerning cash and certain compensation paid to the Chief Executive Officer, Chief Financial Officer and all other executive officers of the Company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($) (1)(2)(5)	Option Awards ($) (1)(2)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)(5)	Total ($)
Thomas W. Powell,	2011	—	—	—	—	—	—	—	—
President and Chief Executive Officer (4)
Don R. Madison,	2011	$308,748	—	$24,694	—	$122,499	$45,754	$40,500	$543,195
Executive Vice President,	2010	$308,750	—	$157,389	—	$314,505	$48,065	$33,680	$859,389
Chief Financial and Administrative Officer, Secretary and Treasurer	2009	$318,100	—	$276,726	—	$247,000	$39,066	$36,226	$917,118
Milburn E. Honeycutt,	2011	$200,842	—	$10,715	—	$50,211	—	$28,042	$289,810
Vice President and	2010	$195,000	—	$86,287	—	$124,147	—	$27,680	$433,114
Controller of the Company	2009	$200,769	—	$114,973	—	$97,500	—	$32,434	$475,676
Patrick L. McDonald,	2011	$560,603	—	$540,915	—	—	—	$70,875	$1,172,392
President and Chief	2010	$430,000	—	$163,230	—	$547,519	—	$39,680	$1,180,429
Executive Officer (5)	2009	$441,404	—	$248,750	—	$430,000	—	$42,618	$1,162,773

(1)

The amounts set forth under the columns labeled “Bonus” and “Non-Equity Incentive Plan Compensation” relate to compensation described as “Short-term cash incentive plan” under the Compensation Discussion & Analysis. The amounts set forth under the columns “Stock Awards” and “Option Awards” relate to compensation described as “Long-term Compensation Plan” under the Compensation Discussion & Analysis.

(2)

The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended September 30, 2011, 2010 and 2009, in accordance with ASC Topic 718, including awards granted in years prior to September 30, 2009, pursuant to our incentive compensation plan.

(3)	The amounts in this column reflect:

•	Matching contributions allocated by the Company to each of the named executive officers pursuant to the Powell Industries, Inc. 401(k) Plan;

•	Automobile allowances for Messrs. McDonald, Madison, and Honeycutt of $30,000, $24,000 and $18,000, respectively; and

•

Contributions of the Company’s common stock made by the Company to each of the named executive officers under the Powell Industries, Inc. ESOP based on the value of such common stock on the date such shares were earned and on 137 shares being allocated to each of the named executive officers for 2009. The Company’s ESOP was fully allocated on December 31, 2009 and in 2010 the Company transferred the employee’s shares to their respective 401(k) plan and terminated the ESOP.

(4)

Mr. Powell served as President and Chief Operating Officer of the Company beginning September 14, 2011. During the period of September 14, 2011 through September 30, 2011, the end of Company’s fiscal year, Mr. Powell did not receive any additional compensation apart from his compensation as Chairman of the Board. Mr. Powell’s director compensation is included in the Director Compensation for Fiscal 2011 table on page 7.

(5)

Mr. McDonald resigned as President and Chief Executive Officer of Powell and as a member of the Board effective September 14, 2011. In connection with Mr. McDonald’s resignation, Powell and Mr. McDonald entered into a Separation Agreement that provided Mr. McDonald would receive a cash separation benefit of $2,390,000 in consideration for McDonald entering into an agreement that provided restrictive covenants including non-competition and non-solicitation of customers and employees, of which $24,375 was paid in fiscal 2011. The Separation Agreement also provided for accelerated vesting of certain of McDonald’s outstanding equity awards, as well as payment of COBRA premiums for continuing medical coverage. Upon Mr. McDonald’s resignation, Mr. Powell was appointed President and Chief Executive Officer until the Board appoints a successor to assume this position.

GRANTS OF PLAN BASED AWARDS IN FISCAL 2011

The following table shows plan-based awards granted to the named executive officers during the fiscal year ended September 30, 2011. The plan-based awards identified in the table below that are also equity-based are reported in the Outstanding Equity Awards at Fiscal Year-End table as well.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas W. Powell(2)		—	—	—	—	—	—	—	—	—	—
Don R. Madison	10/01/10	55,591	111,183	166,774	1,806	3,611	5,417	2,407	—	—	185,294
Milburn E. Honeycutt	10/01/10	24,109	48,217	72,326	783	1,566	2,349	1,044	—	—	80,362
Patrick L. McDonald	10/01/10	175,534	351,068	526,501	5,701	11,402	17,103	7,601	—	—	585,102

(1)

The amounts in this column reflect the dollar amount that would be recognized for financial statement reporting purposes, in accordance with ASC Topic 718, pursuant to our incentive compensation plan, and based on the assumption that the target number of shares are issued.

(2)

Mr. Powell served as President and Chief Operating Officer of the Company beginning September 14, 2011. During the period of September 14, 2011 and the end of Company’s fiscal year, Mr. Powell did not receive any additional compensation apart from his compensation as Chairman of the Board. Mr. Powell’s director compensation is included in the Director Compensation for Fiscal 2011 table on page 7.

EQUITY COMPENSATION PLANS

The following table summarizes information as of September 30, 2011 about our equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities shown in the first column) (3)
Equity compensation plans approved by shareholders (1)	97,550	$18.44	1,124,248
Equity compensation plans not approved by shareholders	—	—	—

Total	97,550		1,124,248

(1)

Consists of shares of common stock issued or remaining available for issuance under our Non-Employee Director Restricted Stock Plan, our 2000 Non-Employee Stock Option Plan, our 2006 Equity Compensation Plan and our 1992 Stock Option Plan.

(2)

This weighted average exercise price applies only to 97,500 shares issuable upon exercise of outstanding options under our 1992 Stock Option Plan. The remainder of the outstanding securities is either unvested shares of restricted stock or the target amounts of restricted stock units for which there is no applicable exercise price.

(3)

Consists of 48,879 shares remaining available for issuance under our Non-Employee Director Restricted Stock Plan, 33,117 shares remaining available for issuance under our 2000 Non-Employee Stock Option Plan, 572,100 shares remaining available for issuance under our 2006 Equity Compensation Plan and 470,152 shares remaining available for issuance under our 1992 Stock Option Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information on the holdings of stock options and restricted stock unit awards of the named executive officers at September 30, 2011. This table includes unexercised and unvested options awards. Each outstanding award is shown separately for each named officer.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Name	Exercisable	Unexercisable
Thomas W. Powell	44,000	—	$18.44	06/24/12	3,000		$92,910
Don R. Madison	—	—			4,025	(1)	$124,654
					3,611	(1)	$111,833
					1,605		$49,707
Milburn E. Honeycutt	—	—			2,033	(1)	$62,962
					1,566	(1)	$48,499
					696		$21,555
Patrick L. McDonald	—	—			—		—

(1)	Represents the number of shares underlying outstanding restricted stock units that would be granted at target levels.

(2)	Based on the closing sales price per share of the Company’s common stock on September 30, 2011 of $30.97.

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL 2011

The following table sets forth information with respect to the named executive officers concerning the exercise of stock options and the receipt of stock awards during fiscal 2011.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas W. Powell	—	—	2,000	(2)	$61,940	(4)
Don R. Madison	—	—	802	(2)	$24,838	(4)
Milburn E. Honeycutt	1,500	$20,190	348	(2)	$10,778	(4)
Patrick L. McDonald	—	—	15,601	(3)	$483,163	(3)

(1)	The numbers and values represented in this table for stock awards reflect pre-tax amounts.

(2)	The number of shares reflected herein represents the number of shares earned as a result of the vesting of a restricted stock award during the fiscal year.

(3)

In connection with Mr. McDonald’s separation agreement, Mr. McDonald received the unvested portion of the restricted stock award of 8,000 shares granted to Mr. McDonald on October 1, 2009 and the unvested portion of the restricted stock award of 7,601 shares granted to Mr. McDonald on October 1, 2010, granted under the terms of the Company’s 2006 Equity Compensation Plan.

(4)	Based on the closing sales price of the Company’s common stock on September 30, 2011 of $30.97.

NONQUALIFIED DEFERRED COMPENSATION DURING FISCAL 2011

The following table sets forth information with respect to the named executive officers’ nonqualified deferred compensation during fiscal 2011.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Thomas W. Powell	—	—	—	—	—
Don R. Madison	$149,126	$500	$45,754	$-0-	$753,693
Milburn E. Honeycutt	—	—	—	—	—
Patrick L. McDonald	—	—	—	—	—

POTENTIAL PAYMENTS UPON TERMINATION

OR CHANGE OF CONTROL AT FISCAL YEAR-END

The following table quantifies certain payments and benefits that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on September 30, 2011. The information is provided relative to the named executive officer’s compensation and service levels as of the date specified. If applicable, they are based on the Company’s closing stock price on the specified date.

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason	After Change in Control Termination w/o Cause or for Good Reason	Voluntary Termination	Death	Disability	Change in Control
Thomas W. Powell(1)	Severance Pay	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Bonus Payment	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Stock Option Vesting Acceleration	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Stock Award Acceleration	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Health Care Benefit Continuation	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Tax Gross-up	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
Don R. Madison	Severance Pay	$-0-	$926,250	$-0-	$-0-	$-0-	$926,250
	Bonus Payment	$-0-	$1,111,500	$-0-	$-0-	$-0-	$1,111,500
	Stock Option Vesting Acceleration	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Stock Award Acceleration	$-0-	$286,194	$-0-	$-0-	$-0-	$286,194
	Health Care Benefit Continuation	$-0-	$45,000	$-0-	$-0-	$-0-	$45,000
	Tax Gross-up	$-0-	$1,349,999	$-0-	$-0-	$-0-	$1,349,999
Milburn E. Honeycutt	Severance Pay	$-0-	$602,550	$-0-	$-0-	$-0-	$602,550
	Bonus Payment	$-0-	$451,913	$-0-	$-0-	$-0-	$451,913
	Stock Option Vesting Acceleration	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Stock Award Acceleration	$-0-	$133,016	$-0-	$-0-	$-0-	$133,016
	Health Care Benefit Continuation	$-0-	$45,000	$-0-	$-0-	$-0-	$45,000
	Tax Gross-up	$-0-	$702,357	$-0-	$-0-	$-0-	$702,357
Patrick L. McDonald(2)	Severance Pay	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Bonus Payment	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Stock Option Vesting Acceleration	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Stock Award Acceleration	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Health Care Benefit Continuation	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-
	Tax Gross-up	$-0-	$-0-	$-0-	$-0-	$-0-	$-0-

(1)

Mr. Powell served as President and Chief Operating Officer of the Company beginning September 14, 2011. During the period of September 14, 2011 through September 30, 2011, the end of Company’s fiscal year, Mr. Powell did not receive any additional compensation apart from his compensation as Chairman of the Board.

(2)	Mr. McDonald served as Chief Executive Officer of the Company until his resignation, effective September 14, 2011.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee are independent directors, and none of them are present or past employees of the Company. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act. None of the Company’s executive officers has served on the board or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on the Company’s Board of Directors or the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on the review and discussion referenced above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.

The Compensation Committee of the Board of Directors,

Christopher E. Cragg ,

Chairman Joseph L. Becherer

Bonnie V. Hancock

Stephen W. Seale, Jr.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed the Company’s audited financial statements as of and for the year ended September 30, 2011, and discussed them with management and the Company’s independent registered public accounting firm. Based on such review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2011 for filing with the Commission. The Audit Committee also reviewed with management and the Company’s independent registered public accounting firm the interim financial information included in the Company’s quarterly reports on Form 10-Q for the fiscal quarters ended December 31, March 31 and June 30, 2011 and amended quarterly reports on From 10-Q/A for the fiscal quarters ended March 31 and June 30, 2011 prior to their being filed with the Commission.

With and without management present, the Audit Committee discussed and reviewed the results of the Company’s independent registered public accounting firm’s examination of the Company’s September 30, 2011 financial statements. The discussion included matters related to the conduct of the audit, such as the selection of and changes in significant accounting policies, the methods used to account for significant or unusual transactions, the effect of significant accounting policies in controversial or emerging areas, the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, significant adjustments arising from the audit, the basis for management’s accounting estimates and the disclosures in the financial statements.

The Audit Committee discussed and reviewed with the Company’s independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the Company’s independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee also discussed with the Company’s independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to their independence.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Board of Directors,

Eugene L. Butler, Chairman

Christopher E. Cragg

Stephen W. Seale, Jr.

Robert C. Tranchon

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for the year ended September 30, 2011. It is anticipated that the Audit Committee will appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2012. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Stockholders. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Audit Committee approved all services rendered by the Company’s independent registered public accounting firm during the years ended September 30, 2011 and September 30, 2010.

The Audit Committee has adopted the following procedure for pre-approving audit services and other services to be provided by the Company’s independent auditors: specific services are pre-approved from time to time by the Committee or by the Committee Chairman on its behalf. As to any services approved by the Committee Chairman, the approval is reported to the Committee at the following meeting of the Committee.

Fees Paid to the Company’s Independent Registered Public Accounting Firm

For 2011 and 2010, the Company’s independent registered public accounting firm’s fees for various types of services to the Company were as shown below:

	PricewaterhouseCoopers
	2011		2010
Audit Fees	$1,170,410		$1,102,790
Audit-Related Fees	—		144,559	(1)
Tax Fees
Tax compliance services	54,840	(2)	71,000	(2)
Tax advisory services	13,975	(3)	17,000	(3)
All Other Fees	—		—
TOTAL	$1,239,225		$1,335,349

(1)

Audit fees for the review of financial statements prepared for the purpose of determining additional purchase payments and purchase price adjustments for changes in working capital related to the Company’s acquisition of the business and certain assets of PowerComm, Inc.

(2)	Tax compliance services relate to the preparation and filing of the U.S. Corporate Tax Return and state corporate income tax returns for the Company and its subsidiaries.

(3)	Tax advisory services relate to consulting services with respect to matters involving tax authorities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than ten percent stockholders are required by the regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the Company’s review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5 reports were required for those persons, the Company believes that all filing requirements applicable to its officers and directors and greater-than ten percent beneficial owners during the year ended September 30, 2011 were in compliance.

OTHER MATTERS

As of the date of this statement, the Board of Directors has no knowledge of any business which will be presented for consideration at the meeting other than the election of three directors of the Company. Should any other matters be properly presented, it is intended that the enclosed proxy will be voted in accordance with the best judgment of the persons voting the matter.

ANNUAL REPORT

An Annual Report to Stockholders and an Annual Report on Form 10-K covering the fiscal year of the Company ended September 30, 2011 are enclosed herewith. These reports do not form any part of the material for solicitation of proxies.

STOCKHOLDER PROPOSALS

Proposals of stockholders to be presented at the Annual Meeting of Stockholders to be held in 2013 must be received at the office of the Secretary of the Company no later than September 13, 2012 in order to be included in the Company’s proxy statement and form of proxy relating to that meeting.

Pursuant to the Company’s bylaws, a stockholder that intends to present business at the 2012 Annual Meeting and has not submitted such proposal by the date set forth above must notify the Secretary of the Company by November 30, 2012. If such notice is received after November 30, 2012, then the notice will be considered untimely, and the Company is not required to present such business at the 2013 Annual Meeting.

All proposals must comply with applicable SEC regulations and the Company’s Bylaws as amended to date.

By Order of the Board of Directors

/s/ THOMAS W. POWELL
Thomas W. Powell
Chairman of the Board

Dated: January 11, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

POWELL INDUSTRIES, INC.

February 29, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://investor.shareholder.com/powell/annual-proxy.cfm

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20430000000000000000 8	022912

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of the nominees listed below (except as indicated below) to the Board of Directors, class of 2015.				FOR	AGAINST	ABSTAIN
2.

To hold a stockholder advisory vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement (“say-on-pay”);

				☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ JAMES F. CLARK ¡ SCOTT E. ROZZELL ¡ STEPHEN W. SEALE, JR ¡ ROBERT C. TRANCHON
☐	FOR ALL EXCEPT (See instructions below)		3.

In their discretion with respect to (1) any other matters as may properly come before the meeting and any adjournment thereof, (2) approval of the minutes of the prior meeting, if such approval does not amount to ratification of the action taken at that meeting, (3) the election of any other person as a director if a nominee named above is unable to serve or for good cause will not serve, and (4) matters incident to the conduct of the meeting.

If properly executed, this voting instruction will be voted as directed herein.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE PROPOSALS, SHARES ALLOCATED WILL BE VOTED “FOR” THE BOARD OF DIRECTORS’ NOMINEES.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢

0                    ¢

POWELL INDUSTRIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

FEBRUARY 29, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Eugene L. Butler and Christopher E. Cragg, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Powell Industries, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Powell Industries, Inc., to be held at the offices of Powell Industries, Inc., 8550 Mosley Road, Houston, Texas, at 11:00 a.m., Central Standard Time, on February 29, 2012 at any adjournment thereof, as follows:

(Continued and to be signed on the reverse side.)

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

POWELL INDUSTRIES, INC.

February 29, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
Vote online until 11:59 PM EST the day before the meeting.	ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://investor.shareholder.com/powell/annual-proxy.cfm

i            Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.            i

¢	20430000000000000000 8	022912

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of the nominees listed below (except as indicated below) to the Board of Directors, class of 2015.				FOR	AGAINST	ABSTAIN
2.

To hold a stockholder advisory vote on the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement (“say-on-pay”);

				☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ JAMES F. CLARK ¡ SCOTT E. ROZZELL ¡ STEPHEN W. SEALE, JR ¡ ROBERT C. TRANCHON
☐	FOR ALL EXCEPT (See instructions below)		3.

In their discretion with respect to (1) any other matters as may properly come before the meeting and any adjournment thereof, (2) approval of the minutes of the prior meeting, if such approval does not amount to ratification of the action taken at that meeting, (3) the election of any other person as a director if a nominee named above is unable to serve or for good cause will not serve, and (4) matters incident to the conduct of the meeting.

If properly executed, this voting instruction will be voted as directed herein.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE ABOVE PROPOSALS, SHARES ALLOCATED WILL BE VOTED “FOR” THE BOARD OF DIRECTORS’ NOMINEES.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢